UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 3, 2008

VERIGY LTD.

(Exact name of registrant as specified in its charter)

Singapore	000-52038	N/A
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

Verigy Ltd.
No. 1 Yishun Ave. 7
Singapore 768923

(Address of principal executive offices, including zip code)

+65 6755-2033

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On December 3, 2008, Verigy’s Compensation Committee determined the actual performance results for the performance measures under Verigy’s incentive compensation bonus program and approved the amount of the bonus to which each plan participant is entitled under the terms of the program for the six-month period ended October 31, 2008.

Actual bonuses paid to the participants in the program for the second half of the fiscal year under the incentive compensation bonus program were earned based on the achievement of operating profit goals, short-term financial goals based on the company’s second half fiscal 2008 financial plan, and relative total shareholder return.  Individual target bonuses for the company’s named executive officers ranged from 55% to 100% of base salary.   The actual percent achieved by these participants for the six-month program period ended October 31, 2008, ranged from 53% to 76% of individual target bonuses.

The following table sets forth the semi-annual bonus amounts earned in the second half of fiscal year 2008 for the company’s named executive officers.

Name and Current Position	Fiscal Year 2007 Semi-Annual Bonus Amount
Keith Barnes, President and Chief Executive Officer	$220,966
Robert Nikl, Chief Financial Officer	$88,427
Gayn Erickson, Vice President Memory Test	$42,921
Pascal Ronde, Vice President Sales, Service and Support	$69,786
Kenneth Siegel, Vice President and General Counsel	$57,311

Fiscal 2009 Executive Compensation

On December 3, 2008, Verigy’s Compensation Committee approved executive compensation arrangements for fiscal 2009 for the chief executive officer and other executive officers of the company as part of their annual review process.  The Compensation Committee did not make any changes to the base salary of any named executive officer.  The Compensation Committee approved target bonus percentages and annual equity awards for the company’s named executive officers, as follows:

Name/Title of Executive	Base Compensation (1)	Target Bonus (as a % of Base Compensation) (2)	Aggregate Four-Tranche Stock Options Awarded (3)	Restricted Shares Awarded (4)
Keith Barnes, President and Chief Executive Officer	$582,400	100%	250,000	100,000
Robert Nikl, Chief Financial Officer	$335,000	80%	125,000	50,000
Gayn Erickson, Vice President, Memory Test	$268,000	60%	35,000	14,000
Pascal Ronde, Vice President Sales, Service and Support	$362,009	60%	75,000	30,000
Kenneth Siegel, Vice President and General Counsel	$278,000	55%	52,382	20,953

(1) Base compensation is unchanged from fiscal 2008.

(2) Verigy’s incentive compensation bonus program is designed to provide short-term incentive compensation based upon the achievement of operating profit goals and relative shareholder return.  The program is administered in six-month performance periods that coincide with each half of Verigy’s fiscal year and provides for cash bonuses to be paid semi-annually.  The target bonus for each participant is equal to a stated percentage of the participant’s base salary.

(3)  The share numbers indicated are aggregate award levels for the executives.  These awards were issued using the company’s four-tranche option approach.  For purposes of establishing the exercise price of the options, the option is divided into four tranches of 25% each. Except for awards granted to Pascal Ronde, the exercise price of the four tranches is determined as follows (1):

•                          The first tranche (25%) is priced at $9.20 per share, the closing price of the company’s ordinary shares on December 3, 2008, the date of the award;

•                          The second tranche (25%) is priced at the fair market value (closing price) of the company’s ordinary shares on the third business day following the public announcement of the company’s financial results for the quarter ending January 31, 2009;

•                          The third tranche (25%) is priced at the fair market value (closing price) of the company’s ordinary shares on the third business day following the public announcement of the company’s financial results for the quarter ending April 30, 2009; and

•                          The fourth tranche (25%) is priced at the fair market value (closing price) of the company’s ordinary shares on the third business day following the public announcement of the company’s financial results for the quarter ending July 31, 2009.

In the case of Pascal Ronde, the first tranche will be priced at the earliest date allowable subsequent to November 26, 2008.  Each of the remaining three tranches will be priced at the earliest date allowable subsequent to the release of the company’s financial results for the quarters ending  January 31, 2009, April 30, 2009 and July 31, 2009, in accordance with applicable French regulations regarding tax qualification for option grants.  Generally, the pricing will occur on the 11th business day following the public announcement of the company’s financial results, or on the 11th business day following a material announcement that occurs within that 11 day period.  The option price will be the greater of (A) the fair market value (closing price) of the company’s ordinary shares on the pricing date, or (B) 80% of the average of the fair market values (closing prices) for the twenty trading days preceding the pricing date.

(4)  The restricted shares vest and are paid out quarterly over a four-year period from the grant date.  Verigy has adopted an arrangement whereby the company deducts from the number of shares deliverable at each vesting date a number of shares with a fair market value equal to the employee’s tax withholding obligation arising in connection with the vesting.  The after-tax net shares are issued to the individual at each vesting event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verigy Ltd.

By:	/s/ Kenneth M. Siegel
Kenneth M. Siegel

Date:  December 8, 2008